News Release

Contact:	Paul Adams Exelon Corporate Communications 410-470-4167 paul.adams2@exeloncorp.com	FOR IMMEDIATE RELEASE

EXELON APPOINTS MARJORIE RODGERS CHESHIRE TO BOARD OF DIRECTORS

President and COO of real estate development firm A&R Development Corp. brings organizational leadership, marketing, compliance and strategic expertise to the board

CHICAGO (July 28, 2020) — Exelon today announced that its board of directors elected Marjorie Rodgers Cheshire as a director. Cheshire, 51, is currently president and chief operating officer of A&R Development Corp., a diversified real estate investment firm that owns large-scale multifamily, commercial and mixed-use properties in the greater Baltimore-Washington region. She is responsible for managing the firm’s business operations, asset management and strategic initiatives.
“Marjorie’s experience in organizational leadership and her deep background in compliance, strategy, marketing and brand development will be an asset to the board,” said Mayo Shattuck, chairman of Exelon. “Her work advising and volunteering for civic organizations focused on business development, education and the arts also will bring a diverse perspective to our work.”
Prior to joining A&R, Cheshire held a number of positions of increasing responsibility in the media and sports industries. Most recently, she served as senior director of Brand and Consumer Marketing for the National Football League. Prior to that, she was vice president of Business Development for television network Oxygen Media and served as a director and special assistant to the chairman and CEO of sports network ESPN. She also was a manager of Strategic Marketing for ABC Daytime and worked as a consultant at The Boston Consulting Group, a strategic consulting firm serving Fortune 500 companies.
Cheshire is a director for Pittsburgh-based PNC Financial Services Group, where she chairs PNC’s Compliance Committee. She also serves as board chair of Baltimore Equitable Insurance. She is a trustee of Johns Hopkins Medicine and Johns Hopkins Hospital in Baltimore and the Baltimore School for the Arts.

Cheshire has a bachelor’s degree in economics from the Wharton School of the University of Pennsylvania and an MBA from the Stanford University Graduate School of Business.
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About Exelon Corporation
Exelon Corporation (Nasdaq: EXC) is a Fortune 100 energy company with the largest number of electricity and natural gas customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2019 revenue of $34 billion. Exelon serves approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 31,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including three fourths of the Fortune 100. Follow Exelon on Twitter @Exelon.
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